UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 12, 2008

NRDC ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-33749	26-0500600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Manhattanville Road
Purchase, NY 10577
(914) 272-8067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (914) 272-8067

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

As of December 12, 2008, NRDC Acquisition Corp. (the “Company”) had cash of $411,290,463.78 held in its trust account. As of December 12, 2008, the Company had withdrawn approximately $4.9 million of the interest income earned on the funds held in its trust account since the closing of its initial public offering on October 23, 2007. Under the terms of the investment trust agreement governing the trust account, the Company is entitled to use up to $2.7 million of the interest income for working capital and to withdraw additional amounts for taxes payable on interest income. Of the funds withdrawn to date, approximately $4.3 million has been for taxes and approximately $615,000 has been for working capital purposes.

The Company’s trust account is currently, and will continue to be, invested in United States treasury bills having a maturity of 180 days or less. Further, the Company intends to invest the trust account funds in United States treasury bills having a shorter maturity of 90 days or less to the extent treasury bills of such duration are available at the applicable time of reinvestment.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2008	NRDC ACQUISITION CORP.

	By:	/s/ Richard A. Baker
Richard A. Baker
Chief Executive Officer

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